IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@ipm.bc.ca

IMAGIS AND ORION CHOSEN TO INSTALL BIOMETRIC SOLUTIONS IN HUNTINGTON BEACH POLICE DEPARTMENT

Integrated Law Enforcement Suite delivers biometrics,
imaging and database management solutions

Vancouver, Canada, July 10, 2001: (OTCBB: IGSTF"; CDNX: "NAB"; Germany: "IGY") - Imagis Technologies Inc. ("Imagis"), a global independent software developer of biometric solutions, announced today that with its business partner, ORION Scientific Systems, have been chosen to provide an integrated imaging-based law enforcement solution to the Huntington Beach Police Department in California. IMAGIS will provide a completely integrated law enforcement suite including the CABS Computerized Arrest and Booking System, ID-2000 Facial Recognition Software, Regional Data-Sharing, and CABS Cruiser for wireless transmission of record and image information to patrol cars.

The law enforcement system will provide the Huntington Beach Police officers, beat-cops, and detectives with current arrest information and photographs, available at any time and in any location by using laptops, internet protocols and secure wireless delivery and communications. The state-of-the-art products and services include biometric facial recognition, image, and database management, giving officers invaluable investigative tools in their law enforcement and surveillance work.

The installation is expected to be operational this month. The Huntington Beach Police Department is located in Orange County and has 240 sworn officers.

About IMAGIS

IMAGIS Technologies Inc. is a public company offering state-of-the-art software technology for biometric facial recognition and image management. Imagis systems can be found in numerous sites worldwide, including law enforcement agencies, casinos, correctional institutions, international airports, and government offices. Imagis' ID-2000 facial recognition technology forms the basis of some of the world's largest digital imaging systems.

Imagis' software is designed to work wherever possible with existing hardware, while interfacing seamlessly with other software products to provide clients with highly effective imaging solutions. It is marketed through a global network of business partners.

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News Release, July 10, 2001

IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@ipm.bc.ca

Imagis is committed to providing its customers and partners with high performance imaging technology, created and supported by professionals, who understand the increasing need in the market for advanced biometric-based security. http://www.ImagisTechnologies.com

About ORION

ORION Scientific Systems, an international software consulting firm located in Sacramento, California, is a multidisciplinary research, analysis, consulting, and software development firm that specializes in solving complex, information processing based problems - particularly those encountered by decision-makers, business managers, and operations or support activities. Orion has been developing high-end state of the art information processing and intelligence systems for the United States Government for over 20 years. In addition, Orion has been a leader in the Web based network systems adapting many of its existing systems to web based technology as well as developing tools and applications to serve this growing environment. http://www.orionsci.com

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On behalf of the Board

"Sandra Buschau"

Corporate Secretary

Imagis Technologies Inc.
Contact: Sandra Buschau
VP Investor Relations
Tel: (604) 684-4691
e-mail: sandy@ipm.bc.ca
http://www.ImagisTechnologies.com

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.